[Letterhead of Dorsey & Whitney LLP]

March 21, 2013

Board of Directors Emerald Oil, Inc. 1600 Broadway, Suite 1040 Denver, CO 80202

Re:	Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Emerald Oil, Inc., a Montana corporation (the “Company”), in connection with the filing of a Form S-3 Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the offer and sale from time to time of shares of common stock, par value $0.001 (the “Secondary Shares”), to be sold by stockholders of the Company (the “Selling Stockholders”). We have been advised that 313,700 Secondary Shares were issued pursuant to a Letter Agreement dated November 6, 2012, as amended by the Addendum dated February 3, 2013 and the Second Addendum dated February 7, 2013, by and between the Company and Sierra Resources, Inc., an Oklahoma corporation (the “Letter Agreement”), and 851,315 Secondary Shares were issued pursuant to a Purchase and Sale Agreement dated January 9, 2013, by and between the Company and Triangle USA Petroleum Corporation, a Colorado corporation (the “Purchase and Sale Agreement”, and together with the Letter Agreement, the “Securities Purchase Agreements”).

For purposes of this opinion we have examined the following:

(a)	the articles of incorporation of the Company (the “Articles of Incorporation”);

(b)	the Bylaws of the Company (the “Bylaws”);

(c)	resolutions of the Board of Directors of the Company adopted by written consent dated December 18, 2012 and January 31, 2013 (the “Resolutions”);

(d)	the Registration Statement, including the prospectus included therein (the “Prospectus”); and

(e)	copies of the Securities Purchase Agreements.

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Company received the consideration for the Secondary Shares called for by the Securities Purchase Agreements and the Resolutions.

Emerald Oil, Inc.
March 21, 2013

Based on the foregoing, we are of the opinion that, with respect to any Secondary Shares that have been issued pursuant to the Securities Purchase Agreements and to be offered by the Selling Stockholders pursuant to the Registration Statement, such Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b)	Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)	In rendering the opinions set forth above, we have assumed that, at the time of the delivery of the Secondary Shares, (i) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Secondary Shares, the Registration Statement and any required post-effective amendment thereto, (ii) the Registration Statement, the Prospectus and any and all Prospectus Supplements required by applicable law have all become effective under the Securities Act, and will be effective at such time, (iii) Secondary Shares will be sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related Prospectus Supplement and in compliance with the Securities Act, and any applicable state securities laws, all as then in effect, (iv) none of the terms of the Secondary Shares will violate any applicable law, and (v) neither the sale of the Secondary Shares nor the compliance by the Company with the terms thereof will result in a violation of the Articles of Incorporation or Bylaws of the Company as then in effect, any agreement or instrument then binding upon the Company or the Selling Stockholders or any order then in effect of any court or governmental body having jurisdiction over the Company.

Emerald Oil, Inc.
March 21, 2013

Our opinions expressed above are limited to the laws of the State of Montana.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ DORSEY & WHITNEY LLP

Dorsey & Whitney LLP